Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Reports Unaudited Fiscal 2011 First-Quarter Results
•	Strong Services and Software Growth Drives Increase in Gross Margin

•	Company Remains Debt-Free with $50 Million in Cash on Hand
CLEVELAND—Aug. 4, 2010—Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, today announced unaudited financial results for its fiscal 2011 first quarter ended June 30, 2010.
First-Quarter 2011 Unaudited Results of Operations
Consolidated revenue for the fiscal 2011 first quarter increased 1.9% from the year-ago period to $132.4 million. Services increased 11%, software increased 35%, and hardware sales declined 7%, compared with the first quarter of fiscal 2010. Revenue from the Company’s Hospitality Solutions Group increased 44%, while the Retail and Technology Solutions groups declined 3% and 4%, respectively.
Gross margin in the quarter expanded to 25.6%, compared with 24.5% in the first quarter of the prior fiscal year. The improvement was largely due to the higher software and services revenue, which carries higher average margins compared with hardware sales. The margin improvement was partially offset by a decline in vendor incentives in the quarter, as well as pricing pressure on hardware.
Selling, general and administrative (SG&A) expense declined 11% to $40.1 million, compared with $44.8 million in the prior-year first quarter. The decrease was primarily attributable to lower compensation and benefit expense and acquisition-related intangibles amortization.
The pre-tax loss for the quarter narrowed to $5.8 million from $12.4 million last year. Despite the pre-tax loss, the Company recorded income tax expense of $4.5 million in the first quarter of fiscal 2011 related to a correction of an error in the Company’s prior period deferred tax valuation allowance.
The reported net loss for the quarter was $10.3 million, or a loss of $0.45 per share, compared with the net loss of $12.4 million, or a loss of $0.55 per share, in the prior-year quarter.
Adjusted EBITDA (operating income plus depreciation and amortization), excluding restructuring charges, was a loss of $2.7 million, versus a loss of $6.6 million in last year’s first quarter.
Martin Ellis, president and chief executive officer of Agilysys, commented: “Our strategy of developing higher-value solutions with more proprietary software and services is contributing to improved margins. On a segment basis, HSG and RSG met expectations. While TSG revenue lagged expectations during the quarter, we successfully increased attach rates, bundling more software and services with hardware sales.”
Financial Position
At June 30, 2010, cash on hand was $50.0 million, compared with $51.0 million at June 30, 2009, and $65.5 million at March 31, 2010. The Company is currently debt-free and has no outstanding balance on its $50 million credit facility. The Company’s year-to-date decrease in cash is primarily related to higher accounts receivable balances in connection with the transition of invoicing to the Company’s new ERP platform. The Company indicated that the transition process has been largely completed and invoicing and collections are expected to improve in future quarters.
AGILYSYS, INC. • 28925 FOUNTAIN PARKWAY • SOLON, OH 44139 • WWW.AGILYSYS.COM

Business Outlook
“Our investments in people, infrastructure and product development are starting to make the contributions that we expected. The demand environment has improved which bodes well for the future and our new integrated Oracle ERP platform will, over time, contribute to improved financial reporting, internal controls and operating efficiencies, as well as enhance customer service,” Ellis concluded.
The outlook for cash-flow generation remains strong and the Company expects to generate $10 million to $15 million in cash flow in fiscal 2011. Agilysys also expects to incur capital expenditures of approximately $10 million and depreciation and amortization of approximately $12.5 million.
Conference Call Information
A conference call will be held at 11:00 a.m. ET today to review unaudited fiscal 2011 first-quarter results. A slide deck will be the basis for the review. Both the slide deck and the conference call can be accessed via the Investor Relations section of www.agilysys.com. A replay of the call will be archived on the website.
Forward-Looking Language
This release contains certain management expectations, which may constitute forward-looking information within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934, and the Private Securities Reform Act of 1995. Forward-looking information speaks only as to the date of this release and may be identified by use of words such as “may,” “will,” “believes,” “anticipates,” “plans,” “expects,” “estimates,” “projects,” “targets,” “forecasts,” “continues,” “seeks,” or the negative of those terms or similar expressions. Many important factors could cause actual results to be materially different from those in forward-looking information including, without limitation, competitive factors, disruption of supplies, changes in market conditions, pending or future claims or litigation, or technology advances. No assurances can be provided as to the outcome of cost reductions, expected benefits and outcomes from our recent ERP implementation, business strategies, future financial results, unanticipated downturns to our relationships with customers and macroeconomic demand for IT products and services, unanticipated difficulties integrating acquisitions, new laws and government regulations, interest rate changes, consequences of MAK Capital’s shareholder-approved control share acquisition proposal, and unanticipated deterioration in economic and financial conditions in the United States and around the world or the consequences. The Company does not undertake to update or revise any forward-looking information even if events make it clear that any projected results, actions, or impact, express or implied, will not be realized.
Other potential risks and uncertainties that may cause actual results to be materially different from those in forward-looking information are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), under Item 1A, “Risk Factors.” Copies are available from the SEC or the Agilysys website.
Use of Non-GAAP Financial Information
To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this presentation, certain non-GAAP financial measures as defined by the SEC rules are used. Management believes that such information can enhance investors’ understanding of the Company’s ongoing operations. The non-GAAP measures included in this presentation have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this presentation.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The Company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The Company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and
AGILYSYS, INC. • 28925 FOUNTAIN PARKWAY • SOLON, OH 44139 • WWW.AGILYSYS.COM

provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales and support offices in the United Kingdom, Singapore and Hong Kong.
News releases and other information on the company are available on the Internet at: http://www.agilysys.com.
# # #
Investor Contact:
Curtis Stout
Vice President and Treasurer
Agilysys, Inc.
440-519-8635
curtis.stout@agilysys.com
—FINANCIAL STATEMENTS FOLLOW—
AGILYSYS, INC. • 28925 FOUNTAIN PARKWAY • SOLON, OH 44139 • WWW.AGILYSYS.COM

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	June 30,
(In thousands, except share and per-share data)	2010	2009
Net sales:
Products	$104,129	$104,423
Services	28,314	25,581

Total net sales	132,443	130,004
Cost of goods sold:
Products	86,677	85,411
Services	11,900	12,743

Total cost of goods sold	98,577	98,154

Gross margin	33,866	31,850
Selling, general and administrative expenses	40,065	44,807
Restructuring charges	393	14

Operating loss	(6,592)	(12,971)
Other (income) expense:
Other income, net	(1,083)	(755)
Interest income	(23)	(23)
Interest expense	286	199

Loss before income taxes	(5,772)	(12,392)
Income tax expense	4,480	15

Loss from continuing operations	(10,252)	(12,407)
Income from discontinued operations	—	11

Net loss	$(10,252)	$(12,396)

Loss per share — basic and diluted
Loss from continuing operations	$(0.45)	$(0.55)
Net loss	$(0.45)	$(0.55)

Weighted average shares outstanding
Basic and diluted	22,750,740	22,627,338

Cash dividends per share	$—	$0.03
AGILYSYS, INC. • 28925 FOUNTAIN PARKWAY • SOLON, OH 44139 • WWW.AGILYSYS.COM

AGILYSYS, INC.
BUSINESS SEGMENT INFORMATION (UNAUDITED)

	Three Months Ended June 30, 2010
	Reportable Segments			Corp/
(In thousands)	HSG	RSG	TSG	Other	Consolidated
Total net revenue	$23,049	$23,837	$85,557	$—	$132,443
Gross margin	$13,287	$5,669	$14,910	$—	$33,866
Gross margin percentage	57.6%	23.8%	17.4%		25.6%

Operating income (loss)	$2,239	$1,768	$(1,752)	$(8,847)	$(6,592)
Other income, net	—	—	—	1,083	1,083
Interest expense, net	—	—	—	(263)	(263)

(Loss) from continuing operations before income taxes	$2,239	$1,768	$(1,752)	$(8,027)	$(5,772)

Non-cash charges:
Depreciation and amortization(a)	$1,092	$80	$799	$1,484	$3,455
Restructuring charges	$—	$—	$—	$393	$393

Total	$1,092	$80	$799	$1,877	$3,848

	Three Months Ended June 30, 2009
	Reportable Segments			Corp/
	HSG	RSG	TSG	Other	Consolidated
Total net revenue	$16,044	$24,445	$89,515	$—	$130,004
Gross margin	$9,540	$5,376	$17,729	$(795)	$31,850
Gross margin percentage	59.5%	22.0%	19.8%		24.5%

Operating (loss) income	$(2,149)	$1,411	$(2,912)	$(9,321)	$(12,971)
Other income, net	—	—	—	755	755
Interest expense, net	—	—	—	(176)	(176)

(Loss) income from continuing operations before income taxes	$(2,149)	$1,411	$(2,912)	$(8,742)	$(12,392)

Non-cash charges:
Depreciation and amortization(a)	$1,123	$50	$3,951	$1,204	$6,328
Restructuring charges	$—	$—	$—	$14	$14

Total	$1,123	$50	$3,951	$1,218	$6,342

(a)	Does not include the amortization of deferred financing fees totaling $131 and $88 for the three months ended June 30, 2010 and 2009, respectively.
AGILYSYS, INC. • 28925 FOUNTAIN PARKWAY • SOLON, OH 44139 • WWW.AGILYSYS.COM

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,
	2010	2010
(In thousands, except share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$49,967	$65,535
Accounts receivable, net	121,921	104,808
Inventories, net	25,857	14,446
Deferred income taxes — current, net	147	144
Prepaid expenses and other current assets	3,901	5,047
Income taxes receivable	10,300	10,394

Total current assets	212,093	200,374
Goodwill	50,350	50,418
Intangible assets, net	32,259	32,510
Deferred income taxes — non-current	—	899
Other non-current assets	17,518	18,175
Property and equipment, net	26,549	27,995

Total assets	$338,769	$330,371

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87,790	$70,171
Deferred revenue	23,534	23,810
Accrued liabilities	15,201	17,705
Capital lease obligations — current	403	311

Total current liabilities	126,928	111,997
Other non-current liabilities	22,825	19,450
Shareholders’ equity:
Common shares, without par value, at $0.30 stated value; authorized 80,000,000 shares; 31,606,831 issued and 23,011,111 and 22,932,043 shares outstanding at June 30, 2010 and March 31, 2010, respectively	9,482	9,482
Treasury shares (8,595,720 shares at June 30, 2010 and 8,674,788 shares at March 31, 2010)	(2,578)	(2,602)
Capital in excess of stated value	(8,303)	(8,770)
Retained earnings	191,882	202,134
Accumulated other comprehensive loss	(1,467)	(1,320)

Total shareholders’ equity	189,016	198,924

Total liabilities and shareholders’ equity	$338,769	$330,371

AGILYSYS, INC. • 28925 FOUNTAIN PARKWAY • SOLON, OH 44139 • WWW.AGILYSYS.COM

AGILYSYS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30,
(In thousands)	2010	2009
Operating activities:
Net loss	$(10,252)	$(12,396)
Less: Income from discontinued operations	—	(11)

Loss from continuing operations	(10,252)	(12,407)
Adjustments to reconcile net loss from continuing operations to net cash used for operating activities:
Gain on redemption of Company-owned life insurance policies	(2,065)	—
Depreciation	1,140	933
Amortization	2,446	5,483
Deferred income taxes	4,362	(38)
Stock-based compensation	679	540
Change in cash surrender value of company owned life insurance policies	855	(283)
Changes in operating assets and liabilities:
Accounts receivable	(17,346)	47,936
Inventories	(11,413)	6,855
Accounts payable	17,711	48,374
Accrued and other liabilities	(2,708)	(12,934)
Income taxes receivable	(116)	(1,339)
Other changes, net	1,006	(1,488)
Other non-cash adjustments	420	(326)

Total adjustments	(5,029)	93,713

Net cash provided by (used for) operating activities	(15,281)	81,306
Investing activities:
Proceeds from The Reserve Fund’s Primary Fund	—	1,629
Proceeds from redemption of/ borrowings against company-owned life insurance	2,248	12,500
Additional investments in Company-owned life insurance policies	(504)	(1,031)
Proceeds from the sale of marketable securities	14	33
Additional investments in marketable securities	—	(45)
Purchase of property and equipment	(1,753)	(3,461)

Net cash provided by investing activities	5	9,625
Financing activities:
Floor plan financing agreement, net	—	(74,468)
Proceeds from borrowings under credit facility	—	5,000
Payments under credit facility	—	(5,000)
Debt financing costs	—	(1,606)
Dividends paid	—	(681)
Issuance of common shares	—	33
Principal payment under long-term obligations	(101)	(108)

Net cash used for financing activities	(101)	(76,830)
Effect of exchange rate changes on cash	(191)	465

Cash flows (used for)/provided by continuing operations	(15,568)	14,566
Cash flows of discontinued operations — operating	—	205

Net (decrease) increase in cash	(15,568)	14,771
Cash at beginning of period	65,535	36,244

Cash at end of period	$49,967	$51,015

AGILYSYS, INC. • 28925 FOUNTAIN PARKWAY • SOLON, OH 44139 • WWW.AGILYSYS.COM

AGILYSYS, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA (UNAUDITED)

	Three Months Ended
	June 30,
(In thousands)	2010	2009
Net loss	$(10,252)	$(12,396)
Plus:
Interest expense, net	263	176
Income tax expense	4,480	15
Depreciation and amortization expense (a)	3,455	6,328
Other income, net	(1,083)	(755)
Income from discontinued operations, net of tax	—	(11)

Adjusted EBITDA	(3,137)	(6,643)
Restructuring charges	393	14

Adjusted EBITDA from continuing operations excluding restructuring charges	$(2,744)	$(6,629)

(a)	Depreciation and amortization expense excludes amortization of deferred financing fees, totaling $131 and $88 for the three months ended June 30, 2010 and 2009, respectively, as such costs are already included in interest expense, net.
AGILYSYS, INC. • 28925 FOUNTAIN PARKWAY • SOLON, OH 44139 • WWW.AGILYSYS.COM